Exhibit 14

Code of Ethics

For Senior Financial Officers of

Columbia Banking System, Inc. and Columbia State Bank

Preface

Columbia Banking System, Inc. and Columbia State Bank (collectively, “Columbia”) have existing codes of conduct and policies governing professional and ethical conduct of executive officers, including senior financial officers.

Section 406 of the Sarbanes-Oxley Act of 2002 calls for the adoption of a code of ethics for senior financial officers (including the principal executive officer) of public companies and Nasdaq has proposed amendments to its listing rules to mandate the adoption of a corporate code of conduct for officers, directors and employees. Columbia desires to incorporate the requirements of the Act and the spirit of Nasdaq’s proposal into Columbia’s existing codes and policies.

This Code of Ethics (“Code”) is intended to serve as a source of guiding principles. Senior Financial Officers (as defined below) are encouraged to raise questions about particular circumstances that may involve one or more provisions of this Code to the attention of the Board of Directors, the Audit Committee, or other properly authorized committee (or in the absence thereof, to the independent directors on the Board of Directors), who may consult with legal counsel.

A.	Ethical Conduct, Compliance and Reporting

It is the policy of Columbia that the persons set forth on Exhibit A hereto (“Senior Financial Officers”) of Columbia adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of Columbia, including receiving improper personal benefits as a result of his or her position.

2. Perform responsibilities with a view to causing both periodic reports filed or submitted by Columbia with the Securities and Exchange Commission and other public communications made by Columbia, to contain information that is full, fair, accurate, timely and understandable.

3. Comply with federal, state and local laws applicable to Columbia, and the rules and regulations of private and public regulatory agencies having jurisdiction over Columbia.

4. Act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

5. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

6. Proactively promote and reinforce ethical behavior among subordinates and peers.

7. Use corporate assets and resources employed or entrusted in a responsible manner.

8. Do not use corporate information, corporate assets, corporate opportunities or one’s position with Columbia for personal gain. Do not compete directly or indirectly with Columbia.

9. Promptly report to the Board of Directors, the Audit Committee, or other properly authorized committee (or in the absence thereof, to the independent directors on the Board of Directors) (a) material transactions or relationships that reasonably could be expected to give rise to a conflict of interest and (b) actual and apparent violations of this Code.

B.	Monitoring and Enforcement

It is also the policy of Columbia that:

1. The Senior Financial Officers acknowledge and certify to the foregoing annually and file a copy of such certification with the Board of Directors, the Audit Committee, or other properly authorized committee (or in the absence thereof, the independent directors on the Board of Directors).

2. The Audit Committee, or other properly authorized committee (or in the absence thereof, the independent directors on the Board of Directors) shall have the power to monitor, make determinations, and recommend to the Board of Directors action with respect to violations of this Code, except for paragraph A.2, with respect to which the Audit Committee shall have such power. The Board of Directors shall determine, or designate an appropriate person to determine, appropriate actions to be taken in the event of violations of this Code, except for paragraph A.2, with respect to which the Audit Committee shall have such power.

3. Violations of this Code may result in disciplinary action, up to and including termination of employment.

4. This Code shall be supplemental to other codes of conduct and ethics of Columbia.

Exhibit A

Senior Financial Officers

Persons holding the following offices shall be considered “Senior Financial Officers” under the Code as of November 19, 2003:

Chief Executive Officer

Chief Financial Officer

Controller